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                                                                    EXHIBIT 99.1

IBT BANCORP
200 East Broadway
Mt. Pleasant, MI  48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Isabella Bank and Trust
989-772-9471          Fax: 989-773-3735                FOR IMMEDIATE RELEASE

December 6, 2001

                              DAVID W. HOLE RETIRES

MT. PLEASANT, MICHIGAN, DECEMBER 2001 - L. A. Johns, Chairman of IBT Bancorp, congratulates David W. Hole on his retirement and announces the promotion of Dennis P. Angner to President and Chief Executive Officer (C.E.O) of IBT Bancorp and Richard J. Barz to President and C.E.O. of Isabella Bank and Trust effective the close of business December 28, 2001.

DAVID W. HOLE

David W. Hole was appointed President and C.E.O. of Isabella Bank & Trust and President and C.E.O. of IBT Bancorp in January 1994 and will retire December 28, 2001. He joined Isabella County State Bank in September 1959,after receiving his Bachelor of Science in Business Administration from Central Michigan University. Mr. Hole's dedication and hard work have contributed greatly to the Corporation's success.

Mr. Hole will continue as a member of the Board of Directors for IBT Bancorp and Isabella Bank & Trust. He is a Trustee of the Perry School of Banking held at Central Michigan University, member of Central Michigan Community Hospital's Development Council and Trustee of Art Reach of Mid Michigan. David is an active member of the Mt. Pleasant Lions Club. He has served in various capacities with other civic groups including Junior Chamber of Commerce, Chamber of Commerce, United Way and Red Cross.

David and his wife Marilyn are lifelong residents of Mt. Pleasant. They have two children, William and Suzanne, and five grandchildren.

DENNIS P. ANGNER

Dennis P. Angner joined Isabella Bank & Trust in April 1984 as a Senior Accountant. He received his Business Administration degree from Walsh College, Graduate School for Bank Administration degree from University of Wisconsin and attended the Mt. Pleasant Leadership Institute.

In addition to serving on several boards and committees of IBT Bancorp subsidiaries, Dennis is the Chairman of Isabella County American Red Cross Capital Campaign, a member of Michigan Bankers Association Taxation Committee, and a board member of Meridian Home Health Care.


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He has also been an instructor for the American Institute of Banking and served as a board member for 15 years on the Central Michigan Area American Red Cross.

Dennis and his wife Christy live in the Mt. Pleasant area and have two children, Beth and Alicia.

RICHARD J. BARZ

Richard J. Barz joined Isabella Bank & Trust in April 1972 after receiving his Bachelors of Science Degree in Marketing at Ferris State University. He earned his Masters in Business Administration from Central Michigan University in 1977 and had been an instructor for several years in the School of Business.

Currently Mr. Barz serves on several boards and committees of IBT Bancorp subsidiaries. He is a Board member of Central Michigan Health Care Systems, Mt. Pleasant Select Soccer and Middle Michigan Development Corporation. Rick is very active in the Mt. Pleasant community and has been for many years. He has been Chair for the City of Mt. Pleasant Planning Commission, President of United Way of Isabella County and President of Isabella County's Volunteer Center.

Rick and his wife Mary reside in Mt. Pleasant. They have three children, Eric, Katie and Leah.

IBT Bancorp is the parent company of Isabella Bank and Trust, Farmers State Bank of Breckenridge, IBT Financial Services, IBT Title and IBT Loan Production.